Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT, dated as of March 17, 2003, is by and between TREX COMPANY, INC. (hereinafter referred to as the “Company”) and FERRARI CONSULTING, LLC, its agents and employees (hereinafter referred to as “Consultant”).

The parties agree as follows:

1.    Consulting Services.    Consultant’s duties hereunder shall include consulting services relating to the development of new business opportunities for the Company. Consultant’s specific obligations hereunder shall be determined by the Company and agreed to by the Consultant, and shall be pursuant to a schedule mutually satisfactory to the Consultant and the Company. It is currently estimated that Consultant shall work for approximately 20 hours per week. All services hereunder will be preformed by Andrew U. Ferrari.

2.    Consulting Fees.    The Company shall pay Consultant at the rate of $150 per hour for consulting services provided. Consultant shall provide an invoice to the Company on or before the fifteenth (15th) day of each month for services provided during the prior month, and the Company shall pay such invoice within thirty (30) days after receipt of such invoice.

3.    Expenses.    In addition to the payment of consulting fees pursuant to Section 2 above, Consultant shall be reimbursed by the Company for reasonable business travel expenses incurred in connection with the performance of services hereunder, provided that prior written approval by the Company for such expenses was obtained, and appropriate receipts are presented to the Company.

4.    Term and Termination.    The term of this Agreement shall commence on the date hereof and shall remain in effect until July 16, 2003. Notwithstanding the foregoing, (a) either party may terminate this Agreement, with or without cause, upon thirty (30) days advance written notice to the other party, (b) this Agreement shall terminate upon the death or disability of Consultant, and (c) the Company may terminate this Agreement with “cause” upon written notice to Consultant. As used in this Agreement, the term “cause” shall include but not be limited to Consultant’s unreasonable refusal to perform the duties reasonably assigned to him under this Agreement. Upon termination of this Agreement for any reason, Consultant shall be paid for all consulting fees earned prior to termination, within thirty (30) days of termination. The provisions of Sections 5, 6, 7 and 8 shall survive termination of this Agreement. The parties agree, however, that this Agreement may continue past July 16, 2003 if agreed in writing by both parties.

5.    Relationship.    In performing its obligations hereunder, Consultant acknowledges and agrees that it is an independent contractor and not an agent or employee of the Company. Consultant further acknowledges and agrees that it is responsible for its own estimated and self- employment taxes, and that it shall be treated as an independent contractor for all purposes, including but not limited to federal and state taxation, withholding taxes, unemployment insurance, and workers’ compensation and disability insurance. Consultant understands that as an independent contractor it is not entitled to participate in any employee benefit plans or programs of the Company. The Company agrees to indemnify, defend and hold harmless

Consultant from and against any and all claims, losses, damages, expenses (including reasonable attorneys’ fees), suits or actions whatsoever, arising out of or related in any way to services provided by Consultant hereunder, except to the extent caused by Consultant’s negligence, violation of laws, rules or regulations that apply to the performance of Consultant’s services or acts beyond the scope of its duties hereunder. Consultant agrees to indemnify, defend and hold harmless the Company from and against any and all claims, losses, damages, expenses (including reasonable attorneys’ fees), suits or actions whatsoever, caused by Consultant’s negligence, violation of laws, rules or regulations that apply to the performance of Consultant’s services, or acts beyond the scope of its duties hereunder.

6.    Covenants.    In consideration of the terms of this Consulting Agreement and the fees to be received pursuant to Section 2 hereof, Company and Consultant agrees as follows:

(A)    During the term of this Agreement and for a period of two (2) years thereafter, Consultant will not, directly or indirectly, anywhere in the United States or Canada, compete with the Company, or become an interested party, as shareholder, director, officer, employee, partner, consultant, investor or otherwise, in any business which directly competes with the Company in the manufacture or sale of decking, railing, house trim and/or fencing products; and

(B)    Except as required to perform the services set forth in this Agreement, and excepting all information or matters which is in the public domain, during the term of this Agreement and at any time thereafter, Consultant will not disclose to any person or use for its own benefit any information concerning the customers, suppliers, price lists, catalogs, products, operations, trade secrets, know-how, “Developments” (as defined in Section 7 below), sales techniques or other business related information of the Company.

Consultant acknowledges that it has received fair and adequate consideration for the covenants contained in this Section. Consultant agrees that if any of the provisions of this Section are or become unenforceable, the remainder hereof shall nevertheless remain binding upon him to the fullest extent possible, taking into consideration the purposes and spirit of this Agreement. Consultant further acknowledges and agrees that in the event of a breach or threatened breach by him of the provisions of this Section, the Company would have no adequate remedy at law and would suffer substantial and irrevocable damages. Accordingly, Consultant hereby agrees that in such event, the Company shall be entitled to temporary and/or permanent injunctive relief, without the necessity of proving damage, to enforce the provisions of this Section, all without prejudice to any and all other remedies which the Company may have at law or in equity and which the company may elect or invoke.

Notwithstanding anything stated above, Company agrees that subject to Andrew U. Ferrari’s continued compliance with the terms of this section 6 that by performing the services provided in this Consulting Agreement, Andrew U. Ferrari will not be in breach of any obligation or covenant contained in any “Noncompete” or “Confidentiality” Agreement(s) previously executed with the Company.

7.    Developments.

(A)    Unless otherwise agreed in writing by the Company, Consultant agrees that all ideas, inventions, trade secrets, know- how, documents and data (“Developments”),

developed pursuant to Consultant’s services hereunder shall remain and become the exclusive property of the Company. Consultant agrees to provide all reasonable assistance to the Company in perfecting and maintaining its rights to the aforementioned Developments. The Company shall have the right to use the aforementioned Developments for any purpose without any additional compensation to Consultant.

8.    General Provisions.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The parties agree that any controversy arising hereunder shall be determined by the Courts of the Commonwealth of Virginia, and both parties hereby submit and consent to the jurisdiction of said Courts and agree that venue for any action arising hereunder shall lie in Frederick County, Commonwealth of Virginia or the U.S. District Court for the Western District of Virginia (Harrisonburg Division). If at any time either party is required to bring a claim or institute a suit to collect any monies owed under this Agreement or to enforce any terms contained in this Agreement, the nonprevailing party agrees to pay the prevailing partys attorneys’ fees, and any other expenses.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

TREX COMPANY, INC.

By:	/s/ Robert Matheny
Title:	President

FERRARI CONSULTING, LLC

By:	/s/ Andrew U. Ferrari
Title:	President

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